Exhibit 99.1

August 1, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)
(OTC Bulletin Board: SLBA.OB)
ANNOUNCES INCREASED EARNINGS FOR THE SECOND QUARTER AND FIRST HALF OF 2006

Highlights for the quarter ending June 30, 2006 and for the first six months of 2006

•                                          Earnings for the quarter ended June 30, 2006 were $814,000 up 28.2% from $635,000 for the second quarter of 2005.  Earnings for the first six months were $1,606,000, up 32.5% from $1,212,000 for a like period in 2005.

•                                          Diluted earnings per share of $0.40, up 25% from $0.32 in the second quarter of 2005.  Diluted earnings per share of $0.80, up 29.0% from $0.62 for the first six months of 2005.

•                                          Loans grew 14.2% over the past year.

•                                          Net interest income for the quarter is up 17.3% over the comparable period of 2005.  Net interest income is up 20.0% over the first six months of 2005.

•                                          Return on Average Assets increased to 1.37% from 1.14% for the quarter ending June 30, 2006.  Return on Average Assets increased to 1.38% from 1.10% for the six months ending June 30, 2006.

•                                          Return on Average Equity increased 7.5% to 19.31% for the second quarter of 2006.  Return on Average Equity increased 12.7% to 19.36% for the six months ending June 30, 2006.

•                                          Credit quality continues to be strong with delinquent and non-accrual loans standing at 0.29% of total loans at June 30, 2006.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The company reported strong earnings growth for both the second quarter of 2006 and the six month period ending June 30, 2006.  Net income for the second quarter of 2006 increased 28.2% or $0.08 per share on a fully diluted basis.  Net income increased to $1,606,000 for the period ending June 30, 2006 compared to $1,212,000 for the same period in 2005 for an increase of 32.5%.  This represents a 25.0% increase in earnings per share on a fully diluted basis to $0.40 from $0.32 for the quarter ending June 30, 2005 and a 29.0% increase in earnings per share on a fully diluted basis to $0.80 from $0.62 for the six months ending June 30, 2005.

The companies return on average equity (ROE) and return on average assets (ROA) for the second quarter of 2006 were 19.31% and 1.37% respectively, compared to 17.97% and 1.14%, respectively for the second quarter of 2005.  For the first half of 2006, ROE and ROA were 19.36% and 1.38% respectively compared to 17.18% and 1.10%, respectively for the first half of 2005.

Loan growth continues to remain strong with a 14.1% increase over the same period ending June 30, 2005 and total loans stood at $172,219,000 as of June 30, 2006.

The companies operating efficiency ratio decreased (improved) to 60.3% for the first six months of 2006 compared to 63.6% for the same period in 2005, due to increases in revenues exceeding the increase in operating expenses.

“We are pleased to see that the consistent business development efforts that are being made in all of the markets we serve are producing results that can be measured through increased earnings, strong loan growth, core deposit growth and an  increased return on assets and equity”, said Larry H. Putnam, President and Chief Executive Officer.  “Following through on our business plan to provide quality personalized service to small business and individuals in our market place continues to produce the results that we are looking for year after year,” Putnam continued.

LOAN GROWTH AND CREDIT QUALITY

The loan portfolio continues to show solid growth.  The loan portfolio grew 14.1% to $172.2 million compared to $150.9 million as of June 30, 2005.  The loan growth we are experiencing is distributed throughout all of the markets we serve.  The Bank has increased the loan portfolio without reducing the companies overall credit quality.  The company had one non-accrual loan on its books as of June 30, 2006 for $500,000 compared to $891,000 as of June 30, 2005.  Due to the strength of the guarantor on the $500,000 loan, no loss is anticipated.  The company did not have any other loans that were past due 30 days or more as of June 30, 2006.

DEPOSIT GROWTH

Total deposits grew to $211.7 million compared to $206.0 million as of June 30, 2005.  This represents a 2.8% deposit growth.  We continue to experience growth in demand deposits, which stand at $91.4 million as of June 30, 2006 compared to $87.6 million as of June 30, 2005.  Larry Putnam stated, “As we previously reported, as a business bank, one of the trends we are seeing is that our commercial customers are putting their idle cash to work and expanding their businesses after holding back in previous quarters.  We would expect this trend to continue into the near future.  We continue to be pleased to see core deposit growth in all of our banking offices.”

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income increased 20.0% to $6.5 million for the 6 months ending June 30, 2006 compared to $5.4 million as of June 30, 2005.  The net interest income for the quarter ending June 30, 2006 was $3.3 million compared to $2.8 million for the quarter ending June 30, 2005 and represents a 17.3% increase.  The net interest margin for the quarter ending June 30, 2006 was 6.26% compared to 5.69% as of June 30, 2005 or an increase of 10.0%.  This compares to a 13.3% increase to 6.30% from 5.56% for the 6 months ending June 30, 2005.  We have effectively managed our assets and liabilities to improve our net interest margin and our net earnings at the same time.

PROVISION FOR LOAN LOSSES

The Bank made additions of $120,000 to its allowance for loan losses during the six month period ending June 30, 2006.  Based on the analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of June 30, 2006.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $17.1 million as of June 30, 2006 compared to $14.6 million as of June 30, 2005.  Total capital to risk weighted assets for the Bank increased to 12.58% as of June 30, 2006 from 10.57% as of June 30, 2005.  Tier I capital to assets ratio increased to 8.72% as of June 30, 2006 from 6.64% as of June 30, 2005.

Effective April 28, 2006, the Company issued a series of trust preferred securities in the amount of $5.0 million.  Of this $5.0 million, the company contributed $3.0 million to the Bank and retained $2.0 million at the Holding Company level.  These securities are classified as long term debt on the balance sheet.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well-capitalized” bank.  The $3.0 million contributed from the Holding Company coupled with strong earnings in the first six months increased the Tier I Capital ratio 156 basis points to 8.72% and the Total Capital to Risk Weighted Assets ratio 124 basis points to 12.58%.  As previously stated the Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees. These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)			(in thousands, except share data and ratios)
	Unaudited			Unaudited
	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2006	2005	Change	2006	2005	Change
Summary of Operations:
Interest Income	$4,138	$3,280	26.16%	$7,978	$6,287	26.90%
Interest Expense	852	478	78.24%	1,495	884	69.12%
Net Interest Income	3,286	2,802	17.27%	6,483	5,403	19.99%
Provision for Loan Loss	60	110	-45.45%	120	170	-29.41%

Net Interest Income After Provision for Loan Losses	3,226	2,692	19.84%	6,363	5,233	21.59%
Noninterest Income	262	252	3.97%	519	490	5.92%
Noninterest Expense	2,134	1,905	12.02%	4,221	3,748	12.62%

Income Before Income Taxes	1,354	1,039	30.32%	2,661	1,975	34.73%
Income Taxes	540	404	33.66%	1,055	763	38.27%

Net Income	$814	$635	28.19%	$1,606	$1,212	32.51%

Cash Dividends Paid	$382	$350	9.14%	$382	$350	9.14%

Per Share Data:
Earnings Per Share—Basic	$0.43	$0.34	26.47%	$0.84	$0.65	29.23%
Earnings Per Share—Diluted	$0.40	$0.32	25.00%	$0.80	$0.62	29.03%
Dividends	$0.200	$0.188	6.67%	$0.200	$0.188	6.67%
Book Value	$8.95	$7.82	14.45%	$8.95	$7.82	14.45%

Common Outstanding Shares:	1,915,397	1,870,436	2.40%	1,915,397	1,870,436	2.40%
(Adjusted for 4-for-1 stock split)

Statement of Financial Condition Summary:
Total Assets				$237,401	$223,813	6.07%
Total Deposits				211,708	206,022	2.76%
Total Net Loans				169,826	148,735	14.18%
Allowance for Loan Losses				1,615	1,356	19.10%
Total Shareholders’ Equity				17,136	14,622	17.19%

Selected Ratios:
Return on Average Assets	1.37%	1.14%	20.52%	1.38%	1.10%	25.37%
Return on Average Equity	19.31%	17.97%	7.48%	19.36%	17.18%	12.69%
Net interest margin	6.26%	5.69%	10.02%	6.30%	5.56%	13.31%
Average Loans as a Percentage of Average Deposits	78.61%	70.17%	12.02%	78.20%	67.73%	15.46%
Allowance for Loan Losses to Total Loans	0.94%	0.99%	-4.97%	0.94%	0.99%	-4.97%
Tier I Capital to Average Assets	8.72%	6.64%	31.33%	8.72%	6.64%	31.33%
Tier I Capital to Risk-Weighted Assets	10.69%	8.59%	24.45%	10.69%	8.59%	24.45%
Total Capital to Risk-Weighted Assets	12.58%	10.57%	19.02%	12.58%	10.57%	19.02%